PAYCHEX, INC.
2002 STOCK INCENTIVE PLAN

(as amended and restated effective October 15, 2020)

RESTRICTED STOCK UNIT AWARD NOTICE

(GRANT PURSUANT TO 2021 OFFICER PERFORMANCE SHARE AWARD)

Participant:	[ ]
Type of Award:	Restricted Stock Units
Number of Restricted Stock Units:	[ ]
Vesting Date:	July 15, 2024

This Award Notice serves to notify you that the Compensation and Leadership Committee (the “Committee”) of the Board of Directors of Paychex, Inc. (the “Company”) has certified the level of performance achieved during the June 1, 2021 to May 31, 2023 Performance Period for your 2021 Officer Performance Share Award and, accordingly, hereby grants to you, under the Company’s 2002 Stock Incentive Plan, as amended and restated effective October 15, 2020 (the “Plan”), an award (the “Award”) of Restricted Stock Units, on the terms and conditions set forth in the “Master Restricted Stock Unit Award Agreement (Grant Pursuant to Officer Performance Share Award)” and the Plan, covering the number of shares of the Company’s $.01 par value common stock (the “Common Stock”) equal to the Number of Restricted Stock Units set forth above.

Stock Retention Requirement. Any shares of Common Stock issued to you pursuant to the Award are subject to the stock ownership guidelines established by the Board of the Company for non-employee directors, which generally require you to hold shares of Common Stock with a value equal to six times your annual Board retainer, not including any committee or committee chair retainers. Until such requirement has been satisfied, you may not sell any of the shares of Common Stock issued to you pursuant to the Award until your service as a director terminates, except for shares sold to satisfy tax obligations. The Company shall be authorized to add a legend regarding this restriction on transfer to any certificate representing the shares of Common Stock under the Award.

PAYCHEX, INC.

PAYCHEX, INC.
2002 STOCK INCENTIVE PLAN

(as amended and restated effective October 15, 2020)

MASTER RESTRICTED STOCK UNIT AWARD AGREEMENT

(GRANT PURSUANT TO OFFICER PERFORMANCE SHARE AWARD)

RECITALS

WHEREAS, the Compensation and Leadership (the “Committee”) of the Board of Directors of Paychex, Inc. (the “Company”) granted to you an Officer Performance Share Award subject to a two-year Performance Period, for Restricted Stock Units under the Company’s 2002 Stock Incentive Plan, as amended and restated effective October 15, 2020 (the “Plan”); and

WHEREAS, the Performance Period has now ended and the Committee has certified the level of performance achieved for such Performance Period; and

WHEREAS, the Committee has determined based on the certified level of performance that you are now entitled to receive an award of Restricted Stock Units in the form of the Number of Restricted Stock Units indicated on your Award Notice; and

WHEREAS, the Committee now wishes to grant to you the Restricted Stock Units earned under your Officer Performance Share Award;

NOW, THEREFORE, the Company hereby agrees as follows:

1.
Grant of Restricted Stock. This Restricted Stock Unit Award Agreement (the “Award Agreement”), sets forth the terms and conditions of the award (the “Award”) of Restricted Stock Units (the “Units”) specified in your Award Notice granted to you by the Committee under the Plan as a result of achievement under the Officer Performance Share Award. The Award is subject to all of the provisions of the Plan and the Award Notice, which are hereby incorporated by reference and made a part of this Award Agreement. The capitalized terms used in this Award Agreement, and not otherwise defined herein, are defined in the Plan.
2.
Restriction and Vesting.
(a)
Subject to the terms set forth in this Award Agreement and the Plan, unless earlier vested under or otherwise subject to Section 2(b) of this Award Agreement, provided you are still a director of the Company at that time, the Units will vest in full on the vesting date indicated on your Award Notice (the “Vesting Date”).
(b)
Except in the event of your death, Disability (as defined below), if your service as a director terminates before the Vesting Date for any reason, then the Award shall be forfeited and cancelled immediately. If your service as a director terminates due to death or Disability, your Award shall immediately become 100% vested. Notwithstanding the terms of the Plan, for purposes of this Award Agreement (i) the term .
3.
Nature of Units. Units represent book-keeping entries only, and constitute the Company’s unfunded and unsecured promise to issue Shares to you on a future date. As a holder of Units, you have no rights other than the rights of a general creditor of the Company.
4.
Issuance of Shares. If your service as a director terminates due to death or Disability, the Company will issue a certificate or certificates representing the Shares underlying the Award that have vested as promptly as practicable following the date of your termination of service as a director due to death or Disability, but no later than 90 days following such date. Otherwise, the Company shall, when the conditions to vesting specified in Section 2 of this Award Agreement are satisfied, issue a certificate or certificates representing the Shares underlying the Award that have vested as promptly as practicable following the applicable Vesting Date, but no later than 90 days following such Vesting Date.
5.
Rights as a Stockholder. Prior to the issuance of Shares to you pursuant to Section 4, you will not have any of the rights of a stockholder with respect to the Shares to be issued on vesting of the Units, including, but not limited to, the right to vote (in person or by proxy) such Shares at any meeting of stockholders of the Company.
6.
Dividend Equivalents. Prior to the vesting or forfeiture of the Award, there shall be accrued on the Units an amount equivalent to the regular cash dividends paid, if any, on the Shares underlying the Units. In the event of the vesting and payment of any Units, the dividend equivalents accrued on such Units, less any withholding that the Company determines is required to be withheld therefrom, shall be paid at the time that such Units are paid to you. In the event of the forfeiture or cancellation of any Units, the dividend equivalents accrued on the Units that are forfeited shall also be forfeited.
7.
Restrictions on Transfer of Units. Units may not, except as otherwise provided in the Plan, be sold, assigned, transferred, pledged or encumbered in any way, whether by operation of law or otherwise, except by will or the laws of descent and distribution. After the Vesting Date, the Shares may be issued during your lifetime only to you, or after your death to your designated beneficiary, or, in the absence of such beneficiary, to your duly qualified personal representative.
8.
Restrictions on Issuance of Shares. If at any time the Company determines that listing, registration or qualification of the Shares covered by the Award upon any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the Award or the issuance of certificate(s) for Shares hereunder, such Award or issuance may not be made in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to the Company.
9.
Withholding. The vesting of the Award is conditioned upon your making arrangements satisfactory to the Company for the payment to the Company of the amount of all taxes required by any governmental authority to be withheld and paid over by the Company or any Affiliate to the governmental authority on account of such vesting. The payment of such withholding taxes to the Company may be made (i) by you in cash or by check, (ii) subject to the consent of the Company and in accordance with any guidelines established by the Committee, by the Company retaining the number of the Shares that would otherwise be delivered to you upon vesting that have an aggregate Fair Market Value (at the time retained by the Company) equal to the amount of withholding taxes (using your minimum required tax withholding rate or such other rate that the Company determines will not trigger a negative accounting impact to the Company) required to be paid, or (iii) by the Company or any Affiliate withholding such taxes from any other compensation owed to you by the Company or any Affiliate. Unless you make arrangements prior to vesting to pay withholdings taxes in cash or by check, or to have such withholding taxes withheld from other compensation owed to you by the Company or any Affiliate, then at the time of vesting, the Company shall have the right to retain the number of the Shares that would otherwise be delivered to you upon vesting that have an aggregate Fair Market Value (at the time retained by the Company) equal to the amount of withholding taxes (using your minimum required tax withholding rate or such other rate that the Company determines will not trigger a negative accounting impact to the Company) required to be paid.
10.
Limitation of Rights. Neither the Plan, the granting of the Award, the Award Notice nor this Award Agreement gives you any right to remain in the service of the Company or any Affiliate.
11.
Rights of Company and Affiliates. This Award Agreement does not affect the right of the Company or any Affiliate to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, Shares or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.
12.
Plan Controls. In the event of any conflict among the provisions of the Plan and this Award Agreement, the provisions of the Plan will be controlling and determinative.
13.
Amendment. Except as otherwise provided by the Plan, the Company may only alter, amend or terminate the Award with your consent.
14.
Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions. All parties consent to exclusive personal jurisdiction in New York courts and agree that venue shall be New York State Supreme Court, Monroe County.
15.
Section 409A. The Award is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated and other official guidance issued thereunder, and the Plan and this Award Agreement shall be administered and interpreted consistent with such intention. References to “termination of service” and similar terms used in this Award Agreement mean, to the extent necessary to comply with Section 409A, the date that you incur a “separation from service” within the meaning of Section 409A.

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